Exhibit 11.1

Pulsenmore LTD.

Insider Trading Policy

I.	Introduction

This policy determines acceptable transactions in the securities of Pulsenmore Ltd. (the “Company”) by our employees, officers, directors and certain consultants. During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit from the inside information you provided (a “tippee”).

It should be emphasized that as a dual-listed company trading on both Nasdaq Capital Market and the Tel Aviv Stock Exchange, the Company is subject to both U.S. securities laws and Israeli securities laws regarding insider trading.

The prohibitions outlined in this policy also apply to your family members, others living in your household and any entities under your or your family member’s control (“Related Parties”). You are expected to be responsible for the compliance of all your Related Parties to this Policy.

II.	Insider Trading Policy

A.	Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Even if you are not in possession of inside information, do not recommend to any other person that they buy or sell securities of the Company. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under an employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

If you receive inquiries about the Company from securities analysts, reporters, or other third parties, you should refrain from commenting and immediately refer such inquiries to the Compliance Officer (as detailed below). Material nonpublic information should never be discussed in public areas where conversations might be overheard, including but not limited to, restaurants, elevators, restrooms, public transportation, or other public venues.

All nonpublic information relating to the Company constitutes proprietary Company property, and unauthorized disclosure of such information is strictly prohibited. All documents, files, and communications (whether physical or electronic) containing nonpublic information must be maintained in secure locations with appropriate access controls. Electronic information should be protected with appropriate password protection and encryption measures to prevent unauthorized access by third parties.

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B.	Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Inside information can be either positive or negative information

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

●	financial results or forecasts (including a material change in anticipated earnings);

●	confirming or updating previous disclosures or analysts’ reports;

●	major product or technological developments;

●	major contract awards or cancellations;

●	M&A activity, including acquisitions or dispositions of assets or divisions;

●	pending public or private sales of debt or equity securities;

●	strategic plans;

●	declaration of stock splits, dividends or changes in dividend policy;

●	top management or control changes;

●	possible tender offers or proxy fights;

●	significant write-offs;

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●	significant litigation or settlements;

●	impending bankruptcy;

●	loan defaults;

●	gain or loss of a significant license agreement or other contracts with customers or suppliers;

●	pricing changes or discount policies;

●	the gain or loss of significant customers, suppliers or business partners;

●	corporate partner relationships or joint venture developments; and

●	governmental actions or regulations.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Thursday.

III.	Stock Trading by Directors, Officers and Other Employees

We require directors, officers and other employees to do more than refrain from insider trading. We require that they limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly, interim and annual financial results and notify, and in some instances receive approval from, the Compliance Officer prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

The Company has appointed its Director of Finance as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer is responsible for administering this Policy and providing guidance to employees, officers, and directors regarding trading in the Company’s securities.

A.	Covered Insiders

The provisions outlined in this Insider Trading policy apply to all employees, directors, and officers of the Company, and any consultant of the Company that is specifically designated by the Compliance Officer (collectively, “Insiders”). Generally, any entities or family members of those individuals whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

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B.	Window Period

Generally, except as set forth in this paragraph B and in paragraphs C, D and G of this policy, Insiders may buy or sell securities of the Company only during a “window period” that opens after one full trading day has elapsed after the public dissemination of the Company’s annual, interim or quarterly financial results and closes on the last trading day two weeks before the end of any fiscal quarter for which the Company prepares financial statements. This window period may be closed early or may not open if, in the judgment of the Company’s Compliance Officer, there exists undisclosed information that would make trades by members of the Company’s directors, officers or employees inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. An Insider who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Compliance Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

C.	Exceptions to Window Period

1. Option/Warrant Exercises. The exercise of options/warrants to purchase Company Securities while an individual or the Company is in possession of Inside Information is generally not permitted under Israeli law, except under certain conditions, such as on the last date the options may be exercised before expiring. Therefore, the exercise of options/warrants to purchase Company securities while an individual or the Company is in possession of Inside Information should be discussed in advance with the Company’s Compliance Officer. In any event, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options/warrants is subject to all provisions of this policy.

2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or other employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

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D.	Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of paragraph B above, Insiders that the Compliance Officer deems to have routine access to material non-public information (“Access Insiders”) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer, at least two business days in advance of the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to the Compliance Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to the Compliance Officer.

E.	Transaction Reporting

In accordance with Israeli and U.S. securities laws, certain officers, directors, and significant shareholders are required to report transactions in the Company’s securities. These individuals should consult with the Compliance Officer regarding the reporting requirements applicable to them and ensure that all required reports are filed in a timely manner with the relevant authorities in the U.S. and Israel.

The following shall be considered Access Insiders, unless otherwise determined by the Compliance Officer from time to time: the Company’s Chief Executive Officer, the Principal Financial Officer (currently, the Director of Finance) and all the members of the Board of Directors. The Compliance Officer may further designate any other insider as an Access Insider from time to time.

F.	Prohibition of Speculative or Short-term Trading

No Insider may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

G.	Control Stock

Directors and officers should take care not to violate the restrictions on sales by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended), and should file any notices of sale required by Rule 144.

H.	Presumption of Insider Trading Under Israeli Law

Under Israeli law, if a director or other office holder, treasurer or internal auditor of the Company, any other person assuming the responsibilities of the foregoing persons under a different title, any shareholder holding at least 5% of the Company’s issued and outstanding share capital or voting rights or having the right to appoint at least one director, or a family member or entity controlled by any of them, purchases securities of the Company within three months of the date that he or she sold securities of the Company (or sells securities of the Company within three months of the date that he or she purchased securities of the Company), it would be presumed that such person used inside information, and such person would have the burden to prove that he or she did not use inside information. Therefore, although this policy does not prohibit purchases and sales by such individuals within a three-month period, this policy strongly discourages such practice.

IV.	Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s shares or the securities of other publicly traded companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s shares or the securities of any such other company until the information has been publicly disseminated or is no longer material.

V.	Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties under the U.S. securities laws and Israel law, as well as disciplinary action by the Company.

An Insider who has questions about this policy should contact our Compliance Officer, Michael Hamelsdorf at <michaelh@pulsenmore.com>.

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Certification

This is to confirm that I have read and understand this Insider Trading Policy and will comply with the policies, prohibitions and procedures stated therein. I understand that, if I am an employee, officer, director or consultant of Pulsenmore Ltd. or any subsidiary of Pulsenmore Ltd., my failure to comply in all respects with such policies, prohibitions and procedures is a basis for termination of my employment or engagement with the Company.

Please SIGN your name here:

Please PRINT your name here:

Please write the date here:

UPON SIGNING THIS POLICY, PLEASE SAVE ONE COPY IN YOUR FILES AND RETURN A SIGNED COPY TO THE COMPLIANCE OFFICER.

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